Calculation of Filing Fee Tables
S-8
TERADATA CORP /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	6,300,000	$ 31.71	$ 199,773,000.00	0.0001381	$ 27,588.65
Total Offering Amounts:						$ 199,773,000.00		$ 27,588.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 27,588.65
Offering Note
[1]	(1) Amount to be registered consists of an additional 6,300,000 shares of Common Stock, par value $0.01 per share, of Teradata Corporation which may be issued or sold pursuant to the Teradata 2023 Stock Incentive Plan (Amended and Restated as of May 14, 2026). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued to as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on May 11, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources